Exhibit 99.1

Global SPAC Partners Co. Announces the Separate Trading of its Subunits and Warrants, Commencing May 10, 2021

New York, New York, May 07, 2021 (GLOBE NEWSWIRE) -- Global SPAC Partners Co. (“Global” or the “Company”) (NASDAQ: GLSPU) announced today that, commencing May 10, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s subunits and warrants included in the units. Subunits and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “GLSPT” and “GLSPW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into subunits and warrants. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “GLSPU.” The subunits will not separate into the Company’s Class A ordinary shares and warrants unless and until the Company consummates an initial business combination.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on April 8, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting I-Bankers Securities, Inc., Attn: 535 5th Ave. 4th Fl, New York, NY 10017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global SPAC Partners Co.

Global is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any geography, business industry or sector, it intends to concentrate its efforts on identifying businesses in the Southeast Asia, Middle East and North Africa regions. The Company is led by Chairman - Jayesh “Jay” Chandan, Chief Executive Officer - Bryant B. Edwards, Chief Operating Officer & President - Stephen N. Cannon and Chief Financial Officer - Long Long.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” which are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Global SPAC Partners Co. (650) 560-4753

Info@GlobalSPAC.com